Exhibit 4.1

FIRST AMENDMENT

TO

POOLING AND SERVICING AGREEMENT

WASHINGTON MUTUAL MORTGAGE PASS-THROUGH CERTIFICATES, WMALT SERIES 2006-5

This first amendment (this “Amendment”) to the Pooling and Servicing Agreement, dated as of June 1, 2006 (the “Pooling Agreement”) respecting the Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-5 (the “Certificates”) issued by the Washington Mutual Mortgage Pass-Through Certificates WMALT Series 2006-5 Trust (the "Trust"), by and among WaMu Asset Acceptance Corp., as depositor (the “Company”), Washington Mutual Bank, as Servicer (the “Servicer”), LaSalle Bank National Association, as Trustee (the “Trustee”), and Christiana Bank & Trust Company, as Delaware Trustee (the “Delaware Trustee”), is made as of October 1, 2006 by and among the Company, the Servicer and the Trustee.

RECITALS

A.        Pursuant to Section 10.01(a)(vi) of the Pooling Agreement, the Pooling Agreement may be amended by the Company, the Servicer and the Trustee, without the consent of any of the Certificateholders (and if such amendment does not modify (i) the rights or obligations of the Delaware Trustee under the Pooling Agreement, without the consent of the Delaware Trustee, (ii) the rights of the Class C-PPP Certificateholders to receive Assigned Group 1, Group 2 and Group 4 Prepayment Premiums, without the consent of the Class C-PPP Certificateholders, and (iii) the rights of the Class 3-PPP Certificateholders to receive Assigned Group 3 Prepayment Premiums, without the consent of the Class 3-PPP Certificateholders) to add any provision to, or amend any provision in, the Pooling Agreement, if such amendment or addition does not adversely affect in any material respect the interests of any Certificateholder, provided that the Company has obtained a letter from each Rating Agency stating that this amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

B.         Each condition set forth in the immediately preceding paragraph is satisfied.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained, the Company, the Servicer and the Trustee agree as follows:

Section 1.  Amendment.  The third paragraph of Section 2.08 of the Pooling Agreement is hereby amended and restated to read as follows:

Any number of Substitute Mortgage Loans may be substituted for any number of Reacquired Mortgage Loans, subject to the limitations described in the next sentence. With respect to the Mortgage Loans substituted on any date, (i) the aggregate Principal Balance of the Substitute Mortgage Loans shall not exceed the aggregate Principal Balance of the Reacquired Mortgage Loans, (ii) each Substitute Mortgage Loan shall mature no later than, and not more than two years before, the weighted average date of maturity of the Reacquired Mortgage Loans, (iii) each Substitute Mortgage Loan shall have a Current Loan-to-Value Ratio equal to or less than the weighted average Current Loan-to-Value Ratio of the Reacquired Mortgage Loans, (iv) each Substitute Mortgage Loan shall have a Mortgage Interest Rate on the date of substitution equal to or no more than 1 percentage point greater than the weighted average Mortgage Interest Rate of the Reacquired Mortgage Loans and (v) if the Reacquired Mortgage Loans do not provide for any payments of principal during an initial period, each Substitute Mortgage Loan also shall not provide for payments of principal during such initial period. In addition, a Substitute Mortgage Loan shall not be a High Cost Loan or Covered Loan (as such terms are defined in the Standard & Poor's LEVELS® Glossary in effect on the date of substitution, with such exceptions thereto as the Company and S&P may reasonably agree). A Substitute Mortgage Loan may be substituted for a defective Mortgage Loan that is itself a Substitute Mortgage Loan. Notwithstanding any other provision of this paragraph, Section 2.09 herein or Section 3.3 of the Mortgage Loan Purchase Agreement, upon payment to the Trustee of a Substitution Price of $51,547.37, the Company shall be entitled to substitute the Substitute Mortgage Loans set forth on Exhibit R hereto for the Reacquired Mortgage Loans set forth on Exhibit S hereto.

Section 2.  Addition of Exhibits.  The attached Exhibit R and Exhibit S are hereby added as exhibits to the Pooling Agreement.

                        Section 3.  Governing Law. This Amendment shall be construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without giving effect to conflict of laws provisions.

                        Section 4.  Other Provisions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Pooling Agreement.  Except as amended hereby, the Pooling Agreement shall continue in full force and effect.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Company, the Servicer and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the date first above written.

WaMu ASSET ACCEPTANCE CORP.

By:  /s/ Jason Laukaitis
Name:  Jason Laukaitis
Title:  Assistant Vice President

WASHINGTON MUTUAL BANK,
as Servicer

By:  /s/ Barbara Fickle
Name:  Barbara Fickle
Title: Assistant Vice President

LASALLE BANK NATIONAL ASSOCIATION,
as Trustee

By:  /s/ Susan L. Feld
Name:  Susan L. Feld
Title:  Assistant Vice President

[Signature page to First Amendment to Pooling and Servicing Agreement for WMALT Series 2006-5]

Exhibit R:  Substitute Mortgage Loans

The schedule of substitute mortgage loans has been intentionally omitted. Copies may be obtained from WaMu Asset Acceptance Corp. or LaSalle Bank National Association by contacting:

in the case of WaMu Asset Acceptance Corp.,

John Ganzer WaMu Asset Acceptance Corp. c/o Washington Mutual Mortgage Securities Corp. 75 N. Fairway Drive,VHF2A01 Vernon Hills, IL 60061 Telephone: (847) 549-3113 Facsimile: (847) 549-3680

in the case of LaSalle Bank National Association,

Stefanie Edwards LaSalle Bank National Association 135 S. LaSalle Street, Suite 1511 Chicago, IL 60603 Telephone: (312) 904-8975 Facsimile: (312) 904-2084

Exhibit S:  Reacquired Mortgage Loans

The schedule of reacquired mortgage loans has been intentionally omitted. Copies may be obtained from WaMu Asset Acceptance Corp. or LaSalle Bank National Association by contacting:

in the case of WaMu Asset Acceptance Corp.,

John Ganzer WaMu Asset Acceptance Corp. c/o Washington Mutual Mortgage Securities Corp. 75 N. Fairway Drive,VHF2A01 Vernon Hills, IL 60061 Telephone: (847) 549-3113 Facsimile: (847) 549-3680

in the case of LaSalle Bank National Association,

Stefanie Edwards LaSalle Bank National Association 135 S. LaSalle Street, Suite 1511 Chicago, IL 60603 Telephone: (312) 904-8975 Facsimile: (312) 904-2084